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Exhibit 99.1
Consumers Bancorp, Inc. Reports First Quarter Earnings

Minerva, Ohio--October 19, 2004 (OTCBB: CBKM) Consumers Bancorp, Inc. today reported record historic first quarter fiscal earnings of $674 thousand, an increase of 28.4% compared to $525 thousand for the quarter ended September 30, 2003. Fiscal year to date earnings per share were $.31, an increase of 29% as compared to $.24 from the prior year. Fiscal year to date return on average assets and return on average equity were 1.42% and 14.29%, as compared to 1.14% and 11.91%, respectively for the prior year.

Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank, stated "We are pleased with the record historic earnings for the last two consecutive quarters, which is a result of continued strong loan demand within our local markets and the continued decrease in our non-performing assets, which resulted in lower net charge-offs during the current quarter. Return on Average Assets and Return on Average Equity have improved significantly over prior year ratios."

Financial results for the first quarter ended September 30, 2004, reflect an increase in net interest income of $227 thousand or 11.0% over the quarter ended September 30, 2003. The net interest margin for the quarter ended September 30, 2004 was 5.21% as compared to 4.96% for the quarter ended September 30, 2003. Other income totaled $601 thousand for the quarter ended September 30, 2004, a decrease of $13 thousand or 2.1% compared to the quarter ended September 30, 2003. Non-interest expense totaled $1.915 million in the first quarter 2004, up 3.5% from $1.850 million a year ago.

Total assets at September 30, 2004 were $190.3 million, an increase of $7.7 million, or 4.2% from last year's first quarter end. Total loans increased $3.4 million from June 2004 and $15.1 million, or 11.9%, over balances reported September 30, 2003. Total deposits decreased $1.522 million, or .97%, compared to September 30, 2003 balances, but increased $1.089 million, or .70%, over June 30, 2004 balances.

Net charge-offs as a percent of average loans outstanding for the quarter ended September 30, 2004 were .04% as compared to .25% for the quarter ended September 30, 2003. At September 30, 2004, the allowance as a percent of outstanding loans was 1.22% as compared with 1.30% for the prior year. Non-performing assets were $2.691 million at September 30, 2004 as compared to $2.855 million as of June 30, 2004 and $2.920 million at September 30, 2003.

The Board of Directors of Consumers Bancorp Inc., parent company of Consumers National Bank, declared a $.09 per share cash dividend for shareholders of record on September 20, 2004, payable on September 22, 2004.

Consumers Bancorp, Inc. provides a complete range of banking and investment services to businesses and consumers through its core operations. Consumers Bancorp, Inc., the parent company of Consumers National Bank, is a $190 million holding company with offices located in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East

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Canton, Ohio. Information about Consumers National Bank can be accessed on the
Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results and performance to differ materially from those contemplated by these forward-looking statements, see "Forward Looking Statements" in Consumers Bancorp, Inc.'s Annual Report on Form 10-K for the most recently ended fiscal year, which is available upon request.

Contact: Steven L. Muckley, President & Chief Executive Officer
1-330-868-7701 ext 140


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                             CONSUMERS BANCORP INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                               SEPTEMBER 30, 2004

(Dollars in thousands, except per share data)

                                                                  Three Month Period Ended
                                           September 30, 2004           June 30, 2004           September 30, 2003
                                           ------------------           -------------           ------------------
EARNINGS:
Net interest income                          $       2,291             $      2,140               $       2,064
Provision for loan losses                               14                       41                          66
Other income                                           601                      601                         614
Other expenses                                       1,915                    1,711                       1,850
Income tax expense                                     289                      312                         237
Net income                                             674                      677                         525

Net income per share -
      Basic                                  $         .31             $        .32               $         .24

PERFORMANCE RATIOS:
Return on average assets                              1.42%                    1.44%                       1.14%
Return on average equity                             14.29                    14.85                       11.91
Net interest margin FTE                               5.21                     5.00                        4.96

MARKET DATA:
Book value/common share                      $        8.82             $       8.44               $        8.17
Market close, bid                                    19.25                    23.00                       23.50
Period end common shares                         2,146,281                2,146,281                   2,146,281
Average equity: avg. assets                           9.91%                    9.70%                       9.56%
Average common shares                            2,146,281                2,146,281                   2,146,281

ASSET QUALITY:
Net charge-offs                              $          15             $         52               $          80
Non-performing assets                                2,691                    2,855                       2,920
Allowance for loan losses                            1,753                    1,753                       1,671
Net charge-off ratio                                   .04%                    .15%                         .25%
Allowance: loan                                       1.22%                   1.25%                        1.30%

ENDING BALANCES:
Assets                                       $     190,261             $    186,237               $     182,565
Deposits                                           155,857                  154,768                     157,379
Loans, net                                         141,760                  138,392                     126,657
Shareholders' Equity                                18,938                   18,110                      17,542